Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 18, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.061098 per unit, payable on October 15, 2012, to unit holders of record on September 28, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution increased from the previous month due to the increased pricing of both oil and gas. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 35,264 bbls and 70,576 Mcf. The average price for oil was $81.53 per bbl and for gas was $4.98 per Mcf. This would primarily reflect production for the month of July for oil and the month of June for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Approximately seven workover wells were completed in the month of August with one workover well still in progress. In addition, one horizontal well was started in July. Capital expenditures were approximately $2,494,327. The numbers provided reflect what was net to the Trust.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	35,264	70,576	$81.53	$4.98	**
Prior Month	33,795	73,013	$75.33	$4.30	**

**	This pricing includes sales of gas liquid products.

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085